STOCK PURCHASE AGREEMENT


                                  by and among


                             ML Media Partners L.P.,

                        Wincom Broadcasting Corporation,

                            WIN Communications, Inc.,


                                       and


                   CHANCELLOR MEDIA CORPORATION OF LOS ANGELES






                              As of August 11, 1998

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE 1   TERMS OF THE TRANSACTION...........................................2
            1.1      Sale of Shares............................................2
            1.2      Purchase Price............................................2
            1.3      Adjustments...............................................2
            1.4      Closing...................................................3

ARTICLE 2   GOVERNMENTAL CONSENTS..............................................4
            2.1      FCC Consent...............................................4
            2.2      FCC Applications..........................................4

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
            COMPANIES..........................................................4
            3.1      Representations and Warranties of Seller and
                     the Companies ............................................4
                     3.1.1    Title to Shares..................................4
                     3.1.2    Subsidiaries.....................................5
                     3.1.3    Capital Stock....................................5
                     3.1.4    Organization, Good Standing, Etc.................5
                     3.1.5    Authority........................................6
                     3.1.6    Financial Statements.............................6
                     3.1.7    Absence of Undisclosed Liabilities...............7
                     3.1.8    Compliance with Applicable Laws, FCC Matters.....7
                     3.1.9    Litigation.......................................8
                     3.1.10   Insurance........................................9
                     3.1.11   Real Estate......................................9
                     3.1.12   Personal Property...............................10
                     3.1.13   Liens and Encumbrances..........................10
                     3.1.14   Environmental Matters...........................11
                     3.1.15   Taxes...........................................12
                     3.1.16   Personnel.......................................14
                     3.1.17   Certain Agreements..............................14
                     3.1.18   ERISA Compliance................................15
                     3.1.19   Labor...........................................16
                     3.1.20   Patents, Trademarks, Etc........................17
                     3.1.21   Absence of Certain Changes or Events............17
                     3.1.22   Commission or Finder's Fee......................17
                     3.1.23   Full Disclosure.................................17
                     3.1.24   The Companies' Financial Condition..............18
                     3.1.25   Books and Records...............................18
                     3.1.26   Accounts Receivable.............................18
                     3.1.27   Availability of Documents.......................18

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                     3.1.28   Interest in Competitors, Suppliers and
                              Customers ......................................18
                     3.1.29   Controlled Group Liability......................19
                     3.1.30   Barter Arrangements.............................19
                     3.1.31   Settlement Agreement............................19

ARTICLE 4   REPRESENTATIONS AND WARRANTEES OF BUYER...........................19
            4.1      Representations and Warranties of Buyer..................19
                     4.1.1    Organization and Standing.......................20
                     4.1.2    Authorization and Binding Obligation............20
                     4.1.3    Qualification...................................20
                     4.1.4    Absence of Conflicting Agreements or
                              Required Consents ..............................20
                     4.1.5    Litigation......................................20
                     4.1.6    Commission or Finder's Fees.....................21
                     4.1.7    Full Disclosure.................................21
                     4.1.8    Investment Intent; Sophisticated Buyer..........21

ARTICLE 5   COVENANTS OF SELLER AND THE COMPANIES.............................21
            5.1...............................................................21
                     5.1.1    Conduct Prior to the Closing Date...............21
                     5.1.2    Access..........................................24
                     5.1.3    Satisfaction of Conditions; Closing.............24
                     5.1.4    Sale of Acquired Assets; Negotiations...........24
                     5.1.5    No Inconsistent Action..........................25
                     5.1.6    Notification....................................25
                     5.1.7    FCC Reports.....................................25
                     5.1.8    Updating of Information.........................25
                     5.1.9    Response to Certain Actions.....................25
                     5.1.10   Barter and Trade................................25
                     5.1.11   Interim Financial Statements....................26
                     5.1.12   Estoppel Certificates...........................26
                     5.1.13   Termination of RP Radio Agreement...............26
                     5.1.14   1997 Audited Financial Statements...............26

ARTICLE 6   COVENANTS OF BUYER................................................27
            6.1...............................................................27
                     6.1.1    Notification....................................27
                     6.1.2    No Inconsistent Action..........................27
                     6.1.3    Post-Closing Access.............................27
                     6.1.4    Satisfaction of Conditions: Closing.............27
                     6.1.5    Response to Certain Actions.....................27

ARTICLE 7   JOINT COVENANTS...................................................28
            7.1      FCC Applications.........................................28
            7.2      Confidentiality..........................................28

            7.3      Cooperation..............................................28
            7.4      Public Announcements.....................................29
            7.5      Hart-Scott-Rodino........................................29
            7.6      Condition of Real Estate.................................29
            7.7      Employee Benefits Matters................................30

ARTICLE 8   CONDITIONS OF CLOSING BY BUYER....................................31
            8.1      Representations, Warranties and Covenants................31
            8.2      Compliance with Agreement................................31
            8.3      Third Consents and Approvals.............................31
            8.4      Closing Certificates.....................................31
            8.5      Governmental Consents....................................32
            8.6      Adverse Proceedings......................................32
            8.7      The Shares...............................................32
            8.8      Indemnification and Escrow Agreement.....................32
            8.9      Release of Encumbrances..................................32
            8.10     Legal Opinions...........................................32
            8.11     Earnest Money Letter of Credit...........................32
            8.12     No Material Adverse Change...............................32
            8.13     Resignation of Directors.................................33
            8.14     [Intentionally Omitted]..................................33
            8.15     1445 Certificate.........................................33
            8.16     Credit Facility..........................................33
            8.17     RP Radio Agreement.......................................33
            8.18     Management Fees..........................................33

ARTICLE 9   CONDITIONS OF CLOSING BY SELLER...................................33
            9.1      Representations, Warranties and Covenants................33
            9.2      Compliance with Agreement................................34
            9.3      Certifications, etc......................................34
            9.4      Governmental Approval....................................34
            9.5      Adverse Proceedings......................................34
            9.6      Opinions.................................................34
            9.7      Indemnification and Escrow Agreement.....................34

ARTICLE 10  TRANSFER TAXES; FEES AND EXPENSES.................................34
            10.1     Expenses.................................................34
            10.2     Sales and Transfer Taxes.................................34
            10.3     Governmental Filing or Grant Fees........................34

ARTICLE 11  LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, LETTER OF
            CREDIT............................................................35
            11.1     Liquidated Damages.......................................35
            11.2     Specific Performance.....................................35

            11.3     Letter of Credit.........................................35

ARTICLE 12  TERMINATION RIGHTS................................................36
            12.1     Termination..............................................36

ARTICLE 13  RISK OF LOSS......................................................37
            13.1     Risk of Loss.............................................37

ARTICLE 14  MISCELLANEOUS PROVISIONS..........................................38
            14.1     Survival of Representation and Warranties................38
            14.2     Certain Interpretive Matters and Definitions.............39
            14.3     Further Assurances.......................................39
            14.4     Financial Statements.....................................39
            14.5     Assignment...............................................39
            14.6     Amendments...............................................40
            14.7     Headings.................................................40
            14.8     Governing Law............................................40
            14.9     Notices..................................................40
            14.10    Schedules................................................42
            14.11    Entire Agreement.........................................42
            14.12    Severability.............................................42
            14.13    Counterparts.............................................42
            14.14    No Third-Party Rights....................................42
            14.15    Arbitration..............................................42

                                    SCHEDULES

Schedule 2.1       Licenses
Schedule 3.1.1     Shares
Schedule 3.1.2     Subsidiaries
Schedule 3.1.3     Capital Stock
Schedule 3.1.6     Financial Statements
Schedule 3.1.8     Noncompliance with the Communications Act and the FCC
Schedule 3.1.9     Litigation
Schedule 3.1.10    Insurance
Schedule 3.1.11    Real Estate
Schedule 3.1.12    Personal Property
Schedule 3.1.13    Permitted Liens
Schedule 3.1.14    Environmental Matters
Schedule 3.1.15    Taxes
Schedule 3.1.16    Personnel
Schedule 3.1.17    Contracts
Schedule 3.1.18    ERISA Matters
Schedule 3.1.19    Labor Matters
Schedule 3.1.20    Intellectual Property
Schedule 3.1.21    Absence of Certain Changes of Events
Schedule 3.1.26    Accounts Receivable
Schedule 3.1.28    Interest in Competitors, Suppliers and Customers
Schedule 3.1.30    Barter Arrangements
Schedule 4.1.4     Consents
Schedule 5.1.7     FCC Reports
Schedule 6.1.5     Certain Actions


                                    EXHIBITS

Exhibit A          Indemnification and Escrow Agreement
Exhibit B-1        Opinion of Proskauer Rose LLP
Exhibit B-2        Opinion of Wiley, Rein & Fielding
Exhibit C          Opinion of Weil, Gotshal & Manges LLP
Exhibit D          Earnest Money Escrow Agreement

                                  Defined Terms

Defined Terms                                              Section
-------------                                              -------

Affiliate.............................................     Section 14.2
Agreement.............................................     Preamble
Buyer    .............................................     Preamble
Buyer's 401(k) Plan...................................     Section 7.7(a)
Closing ..............................................     Section 1.4
Closing Date..........................................     Section 1.4
Cobra Coverage........................................     Section 7.7(b)
Code     .............................................     Section 3.1.15
Communications Act....................................     Section 3.1.8
Companies.............................................     Preamble
Companies' Financial Statements.......................     Section 3.1.6
Contracts.............................................     Section 3.1.17
Credit Agreement......................................     Section 8.16
Earnest Money Escrow Agent............................     Section 11.3
Earnest Money Escrow Agreement........................     Section 11.3
Earnest Money Letter of Credit........................     Section 11.3
Effective Time........................................     Section 1.3
Employee Benefit Plans................................     Section 3.1.18
Environmental Costs and Liabilities...................     Section 3.1.14
Environmental Laws....................................     Section 3.1.14
ERISA ................................................     Section 3.1.18
ERISA Group...........................................     Section 3.1.18
Estimate Statement....................................     Section 1.3.3
Excepted Representations..............................     Section 14.1
Exchange Act..........................................     Section 14.4
FCC      .............................................     Section 2.1
FCC Applications......................................     Section 2.2
FCC Consent...........................................     Section 2.1
Final Order...........................................     Section 1.4
Final Statement.......................................     Section 1.3.4
FTC      .............................................     Section 7.5
GAAP     .............................................     Section 3.1.6
Governmental Entity...................................     Section 3.1.5
Hazardous Substances..................................     Section 3.1.14
HSR Act...............................................     Section 7.5
Indemnification Escrow Agreement......................     Section 1.2
Independent Group Acquisition.........................     Recitals
Intellectual Property.................................     Section 3.1.20
Leased Real Estate....................................     Section3.1.11(c)

Liability Adjustment Amount...........................     Section 1.3.2
Liens    .............................................     Section 3.1.13
Material Adverse Effect...............................     Section 3.1.4
May 1998 Balance Sheet................................     Section 3.1.7
Objection Period......................................     Section 1.3.5
Other Acquisitions....................................     Recitals
Owned Real Estate.....................................     Section 3.1.11(c)
Participant...........................................     Section 7.7(a)
Permitted Liens.......................................     Section 3.1.13
Predecessor...........................................     Section 3.1.14
Purchase Price........................................     Section 1.2
Real Estate...........................................     Section 3.1.11(c)
Reviewing Firm........................................     Section 1. 3.5
RP Radio Agreement....................................     Section 5.1.13
Securities Act........................................     Section 4.1.8
Seller   .............................................     Preamble
Seller's 401(k) Plan..................................     Section 7.7(a)
Settlement Agreement..................................     Section 3.1.31
Shares   .............................................     Recitals
Specified Event.......................................     Section 13.1
Station ..............................................     Recitals
Station Licenses......................................     Section 2.1
Station Management....................................     Section 3.1.16
Studies ..............................................     Section 7.6
Tax or Taxes..........................................     Section 3.1.15
Tax Return............................................     Section 3.1.15
TBA      .............................................     Recitals
Trade Agreements......................................     Section 1.3.2
WIN-Florida...........................................     Section 3.1.3
WIN-Indiana...........................................     Section 3.1.3
WINCO.................................................     Preamble
WINCO Subsidiaries....................................     Section 3.1.3
WINCOM................................................     Preamble
Working Capital Amount................................     Section 1.3.1
Zapis Acquisition.....................................     Recitals
Zebra Acquisition.....................................     Recitals

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made as of August 11, 1998, is by and among ML Media Partners L.P., a Delaware limited partnership ("Seller"), WINCOM Broadcasting Corporation, an Ohio corporation ("WINCOM), WIN Communications, Inc., an Ohio corporation ("WINCO," and together with WINCOM, the "Companies"), and Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Buyer").



                                   WITNESSETH:

     WHEREAS, WINCO owns certain assets, which are used in connection with the operation of radio station WQAL 104.1 FM in Cleveland, Ohio (the "Station"); and

     WHEREAS, Seller owns all of the issued and outstanding shares of common stock of WINCOM, which constitutes all of the issued and outstanding equity interests of WINCOM (the "Shares") and WINCOM owns all of the issued and outstanding equity interests in WINCO;

     WHEREAS, concurrently herewith, Buyer and WINCO are entering into a Time Brokerage Agreement (the "TBA"), pursuant to which, following the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Buyer will purchase substantially all of the broadcast time of the Station, subject to the rules and policies of the Federal Communications Commission (the "FCC");

     WHEREAS, contemporaneously herewith, Buyer also is entering into (a) a Stock Purchase Agreement with the other signatories thereto to purchase all of the stock of Young Ones, Inc. and Zebra Broadcasting Corporation, which operates radio stations WZJM 92.3 FM and WJMO 1490 AM in Cleveland Heights, Ohio (the "Zebra Acquisition"), (b) an Asset Purchase Agreement with Independent Group Limited Partnership to purchase substantially all of the assets used in connection with the operation of radio stations WDOK 102.1 FM and WRMR 850 AM in Cleveland, Ohio (the "Independent Group Acquisition") and (c) an Asset Purchase Agreement with Zapis Communications Inc. to purchase substantially all of the assets used in connection with the operation of radio stations WZAK 93.1 FM in Cleveland, Ohio (the "Zapis Acquisition," and together with the Independent Group Acquisition and the Zebra Acquisition, the "Other Acquisitions"); and

     WHEREAS, Seller desires to sell the Shares and Buyer desires to purchase the Shares in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

                                    ARTICLE 1
                            TERMS OF THE TRANSACTION
                            ------------------------


     1.1 Sale of Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, the Shares.

     1.2 Purchase Price. In exchange for the Shares, Buyer shall, subject to Articles 8 and 9 hereof, at the Closing deliver to Seller the amount equal to Fifty-One Million Two Hundred Fifty Thousand Dollars ($51,250,000.00), plus or minus as the case may be, the Working Capital Amount as defined in Section 1.3.1 hereof, minus the Liability Adjustment Amount as defined in Section 1.3.2 hereof (as adjusted, the "Purchase Price") by wire transfer of immediately available funds; provided that a portion of the Purchase Price equal to $2,500,000 will be paid by Buyer into escrow pursuant to the Indemnification and Escrow Agreement among Buyer, Seller and Key Trust Company of Ohio, N.A., as escrow agent in the form attached as Exhibit A hereto (the "Indemnification and Escrow Agreement").

     1.3 Adjustments.

         1.3.1 The "Working Capital Amount" means the amount equal to the Companies' consolidated current assets, net of reserves for bad debt, as of 12:01 a.m. on the Closing Date (as defined in Section 1.4) (the "Effective Time"), minus the Companies' consolidated current liabilities as of the Effective Time, in each case calculated in accordance with GAAP (as hereinafter defined in Section 3.1.6).

         1.3.2 The "Liability Adjustment Amount" means the amount equal to the total of, without duplication, (a) all of the liabilities and obligations of the Companies as of the Effective Time required to be reflected on a balance sheet prepared in accordance with GAAP (as defined in Section 3.1.6), (b) any prepayment penalties and premiums and other penalties, costs and expenses associated with the prepayment or retirement of any indebtedness of the Companies, whether or not incurred at Closing, (c) any stay bonuses paid to employees of the Companies prior to or at the Closing or committed to, prior to the Closing, to be paid by either of the Companies after the Closing, (d) Taxes relating to any periods ending on or prior to the Closing Date, whether or not then due and (e) any severance obligations of the Company with respect to employees terminated prior to or as of the Closing, but, excluding (i) the liabilities and obligations of the Companies which relate to the operations of the Companies after the Closing, (ii) any liabilities and obligations reflected in the Working Capital Amount, (iii) any liabilities and obligations related to vacation and sick pay of employees who remain with the Companies accrued since January 1, 1998, (iv) any liabilities and obligations of the Companies paid prior to or as of the Closing, provided that to the extent that cash of either of the Companies is used to make such payments, the use of such cash is reflected in the Working Capital Amount, and (v) all liabilities and obligations relating to bartered goods and services ("Trade Agreements").

         1.3.3 Seller shall prepare and deliver to Buyer, at least five business days prior to the Closing Date, a statement (the "Estimate Statement") showing the amount reasonably estimated by Seller, in good faith, to be (a) the Working Capital Amount, together with reasonable detail as to how such amount was determined and (b) the Liability Adjustment Amount, together with reasonable detail as to how such amount was determined. Prior to Closing, Seller and the Companies shall provide to Buyer copies of or reasonable access to all books and records as Buyer may reasonably request for purposes of verifying the estimated Working Capital Amount, the estimated Liability Adjustment Amount and the calculations set forth on the Estimate Statement. Seller and Buyer agree to work together in good faith to resolve on or before the Closing Date any disagreement with respect to any matter set forth in the Estimate Statement. The Purchase Price paid by Buyer shall be based on the estimated Working Capital Amount and estimated Liability Adjustment Amount set forth in the Estimate Statement agreed to by Buyer and shall be adjusted post-Closing, if necessary pursuant to this
Section 1.3.

         1.3.4 Buyer will deliver to Seller, within 60 days after the Closing Date, a schedule which sets forth the actual Working Capital Amount and the actual Liability Adjustment Amount as of the Effective Time and sets forth in reasonable detail how such amounts were determined (the "Final Statement"). Buyer shall provide to Seller copies of or reasonable access to all books and records of the Companies as Seller may reasonably request for purposes of verifying the final Working Capital Amount, the final Liability Adjustment Amount and the calculations set forth in the Final Statement.

         1.3.5 If within 30 days after Buyer delivers the Final Statement to Seller (the "Objection Period"), Seller notifies Buyer of any objections to the calculation of the amounts set forth in the Final Statement, Buyer and Seller will attempt in good faith to agree by the date which is 100 days after the Closing Date upon such amounts. If Buyer and Seller cannot agree by such date as to the final Working Capital Amount and/or Liability Adjustment Amount, Buyer and Seller hereby designate Ernst & Young LLP (the "Reviewing Firm") to review the Final Statement, Seller's objections and any other relevant documents. The cost of retaining such Reviewing Firm shall be borne one-half by Buyer and one-half by Seller. The Reviewing Firm shall report its conclusions in writing to both Buyer and Seller and such conclusions as to factual and accounting matters respecting the final Working Capital Amount and/or the final Liability Adjustment Amount and the calculations set forth in the Final Statement shall be conclusive on all parties to this Agreement and not subject to review or dispute. Buyer or Seller, as applicable, shall within ten days of the earlier to occur of (a) the parties' agreement to the final Working Capital Amount and the full Liability Adjustment Amount or (b) the Reviewing Firm's final determination of such amounts, pay the amount owing to the other party by wire transfer of immediately available funds.

     1.4 Closing. The consummation of the transactions contemplated herein (the "Closing") shall occur, except as otherwise mutually agreed upon by Buyer and Seller

(a) within ten (10) business days after the FCC Consent (as defined in Section 2.1) to the transfer of control of the Station Licenses (as defined in Section 2.1) have become Final Orders (as hereinafter defined) or (b) at such later date that all other terms and conditions as set forth in Articles 8 and 9 have been satisfied, or such other date as may be mutually agreed to by the parties ("Closing Date"); provided, however, that in no event shall the Closing occur prior to January 4, 1999. For purposes of the Agreement, "Final Order" means action by the FCC (as defined in Section 2.1) consenting to the transactions contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired. The Closing shall be held in the offices of Benesch, Friedlander, Caplan & Aronoff, LLP, 2300 BP America Building, Cleveland, Ohio, or at such place as the parties hereto may agree.

                                    ARTICLE 2
                              GOVERNMENTAL CONSENTS
                              ---------------------

     2.1 FCC Consent. It is specifically understood and agreed by Buyer and Seller that the Closing and the transfer of control of the Station Licenses and the transfer of the Shares are expressly conditioned on and are subject to the prior consent and approval of the Federal Communications Commission ("FCC Consent"). "Station Licenses" means all of the Companies' rights in and to the licenses, permits and other authorizations issued to the Companies by any governmental authority, including those issued by the FCC, used in connection with the operation of the Station, along with renewals or modifications of such items between the date hereof and the Closing, including but not limited to those listed in Schedule 2.1 hereto.

     2.2 FCC Applications. Within ten business days after the execution of this Agreement or such earlier time as shall be agreed to by all of the parties hereto, Buyer, Seller and the Companies shall file applications with the FCC for the FCC Consent ("FCC Application").

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND THE COMPANIES
                           ---------------------------

     3.1 Representations and Warranties of Seller and the Companies. Seller and the Companies, jointly and severally, represent and warrant to the Buyer the following:

         3.1.1 Title to Shares. Seller is the true and lawful owner, of record and beneficially, of the Shares. Except as set forth on Schedule 3.1.1, the Shares are, and at the Closing will be, owned by Seller free and clear of all Liens. Except as set forth on Schedule 3.1.1, other than the rights and obligations arising under this Agreement, none of the Shares is subject to any rights of any other person to acquire the same. Except as set forth on Schedule 3.1.1, none of the Shares is subject to any Liens (as defined in Section 3.1.13) or restrictions on transfer thereof, except for restrictions imposed by applicable federal and state securities laws.

         3.1.2 Subsidiaries. (a) Except as set forth on Schedule 3.1.2, none of the Companies or WINCO Subsidiaries (as defined in Section 3.1.3) have any subsidiaries or any debt or equity investment in any other corporation, partnership, joint venture or other business enterprise.

         (b) Each of the WINCO Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. The WINCO Subsidiaries have no assets (other than its respective corporate seal, minute books, charter documents, stock record books and other books and records as pertain to its organization, existence and share capitalization) or liabilities. WIN-Indiana (as defined in Section 3.1.3) and WIN-Florida (as defined in Section 3.1.3) have no, and since October 1, 1993 and July 31, 1990, respectively, have had no operations of any kind. None of the Companies have any liabilities arising from or relating to the WINCO Subsidiaries.

         3.1.3 Capital Stock. The authorized Capital stock of WINCOM consists solely of 2,500 shares of common stock, without par value, 1,275 of which are issued and outstanding. The authorized capital stock of WINCO consists solely of 750 shares of common stock, without par value, 99.99 of which are issued and outstanding. The authorized capital stock of WIN Communications Inc. of Indiana, an Indiana corporation ("WIN-Indiana"), consists solely of 1,000 shares of common stock, without par value, all of which are issued and outstanding. The authorized capital stock of Win Communications of Florida, Inc., a Florida corporation ("WIN-Florida," and together with WIN-Indiana, the "WINCO Subsidiaries") consists solely of 750 shares of common stock, par value $10.00 per share of which 100 are outstanding. There are no shares of capital stock of the Companies or of the WINCO Subsidiaries held in treasury. All of the outstanding shares of capital stock of the Companies and the WINCO Subsidiaries are duly authorized and validly issued, fully paid and nonassessable. None of the outstanding shares of the Companies or of the WINCO Subsidiaries were issued in violation of any preemptive or preferential right. There are no other equity securities of the Companies or of the WINCO Subsidiaries outstanding. There are outstanding no securities or indebtedness convertible into, exchangeable for or carrying the right to acquire, common stock or other equity securities of the Companies or of the WINCO Subsidiaries, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Companies or the WINCO Subsidiaries to issue or dispose of any of their common stock or other equity securities or any ownership therein, except as set forth in Schedule
3.1.3 hereto. Except as set forth on Schedule 3.1.1, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Companies or the WINCO Subsidiaries.

         3.1.4 Organization, Good Standing, Etc. (a) Seller is a limited partnership and the Companies are corporations duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have a material adverse effect on the assets, liabilities or the business of the Companies or the Station, or on Seller's or the Companies, ability to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect").

         (b) Each of Seller and the Companies has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the Companies and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller and the Companies. This Agreement has been duly executed and delivered by Seller and the Companies and constitutes the legal, valid and binding obligation of Seller and the Companies, enforceable against each of le in accordance with its terms.

         3.1.5 Authority. Assuming the consents identified in this Section 3.1.5 and Section 3.1.17 are obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Companies or Seller (a) violate, conflict with or result in any breach of any provision of the certificate of limited partnership, limited partnership agreement, articles of incorporation or code of regulations (whether written or oral) of Seller or either of the Companies, (b) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Shares or otherwise) any obligation, or result in the loss of any benefit, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Seller or the Companies under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them are a party or by which they or any of their properties or assets may be bound or affected, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Seller or either of the Companies or any of their respective properties or assets, except, in the case of (b) and (c) above, for those violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller or either of the Companies in connection with the execution, and delivery of this Agreement by Seller or either of the Companies or the consummation by Seller or either of the Companies of the transactions contemplated hereby, except for (x) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period thereunder, and (y) the FCC Consent.

         3.1.6 Financial Statements. Attached as Schedule 3.1.6 are copies of the (a) Companies' consolidated unaudited balance sheet of WINCOM and its subsidiaries at

(x) December 31, 1996 and the related statements of operations for the fiscal year then ended; and (y) December 31, 1997 and the related statements of operations for the fiscal year then ended (the "Draft 1997 Financial Statements") and (b) unaudited balance sheets of WINCO as of May 31, 1997 and 1998, and the related statements of income for the periods then ended (such financial statements collectively being referred to as the "Companies' Financial Statements"). Except as set forth on Schedule 3.1.6 hereto, the Companies' Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP") and present fairly, in all material respects, the financial position and results of operations of WINCOM and its subsidiaries (or WINCO, as the case may be) as of such dates and for the periods then ended (subject to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate), other than Trade Agreements.

         3.1.7 Absence of Undisclosed Liabilities. There are no material liabilities of the Companies of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected on, or disclosed in the notes to, a consolidated balance sheet of the Companies prepared in accordance with GAAP, other than liabilities and obligations (a) provided for or reserved against in WINCO's unaudited balance sheet at May 31, 1998 described in Section 3.1.6 (the "May 1998 Balance Sheet") or reflected in the notes thereto or (b) arising after May 31, 1998, in the ordinary course of business and consistent with past practices and which individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

         3.1.8 Compliance with Applicable Laws, FCC Matters. (a) Except as permitted or contemplated hereby, the operations of the Companies, including, without limitation, the operation of the Station have been and now are being conducted in substantial compliance, in all material respects, with the Station Licenses, each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on the Companies or its respective properties or assets. No investigation or review by any Governmental Entity with respect to the Companies is pending or, to Seller's or the Companies' knowledge, is threatened. Without limiting the generality of the foregoing, each of Seller and the Companies has complied in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and the FCC's policy on exposure to radio frequency radiation applicable to the Station. No renewal of any Station Licenses would constitute a major environmental action under the rules of the FCC. Access to the Station's transmission facilities are restricted in accordance with the policies of the FCC. In addition, each of Seller and the Companies has duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all reports, statements, documents, registrations, filings or submissions with respect to the operations of the Companies, including, without limitation, the operation of the Station and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such filings complied in all material respects with applicable laws when made and to the Seller's or the Companies' knowledge, no deficiencies have been asserted with respect to any such filings. All of the material required by 47 C.F.R. ss. 73.3526 to be kept in the public inspection files of the Station is in such files. Except as disclosed on
Schedule 3.1.8, neither Seller nor either of the Companies has knowledge of any fact or circumstance relating to the Companies or the Station arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (i) disqualify Seller from assigning the Shares to the Buyer or (ii) prevent or delay the consummation by Seller and Buyer of the transactions contemplated by this Agreement.

         (b) Schedule 2.1 lists (i) all licenses, permits and other authorizations (including all STL licenses and construction permits) issued to the Companies or the Seller by the FCC relating to the Station and held by them as of the date of this Agreement and (ii) all licenses, permits, or authorizations issued to the Companies by any other Governmental Entities. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Station, are collectively referred to herein as the Station Licenses (as further defined in Section 2. 1), each of which is in full force and effect. All towers and other structures used in the operation of the Station or located on the Real Property are obstruction marked and lighted to the extent required by, and in accordance with the rules and regulations of the FAA, the FCC and other federal, state and local authorities. Appropriate notifications to the FAA and registrations with the FCC have been filed for such towers where required. Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to Seller's or the Companies' knowledge, threatened with respect to the Companies' ownership or operation of the Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance against the Companies of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Station's ability to operate as currently operated or Buyer's ability to obtain assignment of the Shares. With the exception of such temporary reduced power operations as are necessary for routine maintenance, the Station operates (i) in conformity with its licenses and (ii) within the operating power tolerances specified in 47 C.F.R. ss. 73.1560(b). No other broadcast station or radio communications facility is causing interference to the Station's transmissions beyond that which is allowed by FCC rules and regulations. The Companies have all necessary authority to use the call signs set forth on Schedule 2.1.

         3.1.9 Litigation. Except as disclosed on Schedule 3.1.9, there are no actions, suits, inquiries, judicial or administrative proceedings, or arbitrations pending or, to the knowledge of Seller or either of the Companies, threatened against Seller, or any of the Companies or the WINCO Subsidiaries or any of their respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Seller or any of the Companies or the WINCO Subsidiaries or any of their respective properties or assets pending or, to the knowledge of Seller or either of the Companies threatened by or before any arbitrator or Governmental Entity that has had or that reasonably could be expected to have a Material Adverse Effect. There are no material judgments, decrees, injunctions, or orders of any

Governmental Entity or arbitrator outstanding against Seller or any of the Companies or the WINCO Subsidiaries or any of their respective properties or assets. There is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Seller or either of the Companies threatened against Seller or any of the Companies or the WINCO Subsidiaries by a third party relating to the transactions contemplated by this Agreement.

         3.1.10 Insurance. Schedule 3.1.10 sets forth a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to the Companies or the Station setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium, each of which is in full force and effect on the date hereof, valid and enforceable in accordance with its terms and in amounts which are adequate in relation to the business and assets of the Companies and the Station. To Seller's knowledge, no event has occurred, including, without limitation, the failure by Seller or either of the Companies to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller or either of the Companies under any such insurance policies. The Companies shall keep comparable policies of insurance in effect for acts, omissions and events occurring on or prior to the Closing Date.

         3.1.11 Real Estate. (a) The Companies have, and upon Closing, will continue to have, good and marketable title to the Owned Real Estate (as hereinafter defined) and, except as set forth on Schedule 3.1.11, valid leaseholds in the Leased Real Estate (as defined in subparagraph (c) below), free and clear of any Liens except for the Permitted Liens (as defined in Section 3.1.13). The buildings (or portions thereof), improvements and fixtures that are included in the Real Estate (as defined in subparagraph (c) below) are suitable for their intended use. The Companies own, or have a valid right to use adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Station. The Real Estate has adequate water supply, sewage and waste disposal facilities, is connected to and served by telephone, gas, electricity and other utility equipment facilities and services necessary for the operation or use of the Real Estate. Such facilities and services are adequate for the present use and operation of the Real Estate on a fully occupied basis, and are installed and connected pursuant to valid material permits and are in material compliance with all material governmental regulations. To Seller's and the Companies' knowledge, no fact or condition exists which would result in the termination or impairment of the furnishing of utility services to the Real Estate. Schedule 3.1.11 lists the street address and/or legal descriptions of the Owned Real Estate and the street addresses and/or legal descriptions of the Leased Real Estate. All real estate Taxes, assessments and use charges pertaining to the Owned Real Estate that have become due have been paid in full.

         (b) The Real Estate, any improvements thereon, and the use by the Companies thereof, conform in all material respects, to (i) all applicable laws, including but not limited to zoning requirements and the Americans With Disabilities Act, and (ii) all restrictive covenants, if any. There are no eminent domain proceedings pending, or to Seller's and the Companies' knowledge, threatened against the Real Estate. All material improvements (i) have been constructed in a good and workmanlike manner, free, in all material respects, from defects in workmanship and material; and (ii) have been constructed, occupied, maintained and operated in material compliance with all applicable laws, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building set-back lines, covenants, reservations, and easements, and neither of the Companies have received any notice, written or verbal, claiming any material violation of any of the same or requesting or requiring the performance of any material repairs, alterations or other work in order to so comply. Other than Permitted Liens, no improvement on any of the Real Estate encroaches upon any adjacent real property of any other person or entity. The heating, air conditioning, plumbing, ventilating, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located on the Real Estate or in the improvements are in good operating condition (normal wear and tear excepted), free from material defects in workmanship and material.

         (c) The "Owned Real Estate" means all real property owned by the Companies together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon as more fully described in Schedule
3.1.11 hereto, together with any additions thereto between the date hereof and the Closing. The "Leased Real Estate" means all rights and interests of the Companies under any and all of the leases of real property held by the Companies as more fully described in Schedule 3.1.11. The "Real Estate" means the Owned Real Estate together with the Leased Real Estate.

         3.1.12 Personal Property. Schedule 3.1.12 hereto contains a list of all material tangible personal property and assets owned or held by the Companies (other than Real Estate, which is addressed in the foregoing Section 3.1.11). Except as disclosed in Schedule 3.1.12, the Companies own and will have as of the Closing, good and marketable title to all property referred to in the immediately preceding sentence and none of such property is, or at the Closing will be, subject to any Liens (as defined in Section 3.1.13) other than Permitted Liens (as defined in Section 3.1.13). The tangible personal property and fixtures owned or used by the Companies are, in all material respects, in good operating condition (subject to normal wear and tear) and are sufficient to permit the conduct of the business of the Station in material compliance with FCC rules and regulations. The Companies own or hold under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Companies as presently conducted. The assets owned or held by the Companies (including the Real Estate) constitute all of the assets, rights and properties that are required for the operation of the Companies and the Station as they are now conducted.

         3.1.13 Liens and Encumbrances. All properties and assets, including leases, owned by the Companies are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (a) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) purchase money Liens arising in the ordinary course,
(c) Liens for Taxes (as defined in Section 3.1.15(k)) not yet delinquent, (d) Liens securing indebtedness, all of which Liens will be discharged at the Closing upon repayment by Seller of all amounts due and owing, (e) Liens which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Companies, (f) Liens on leases arising from the provisions of such leases, (g) zoning ordinances and (h) any other permitted exceptions listed on Schedule 3.1.13 hereto (the Liens referred to in clauses (a) through (h) being "Permitted Liens").

         3.1.14 Environmental Matters.

     On the date of this Agreement, except as disclosed on Schedule 3.1.14:

         (a) The Station and any and all Real Estate is, and to any of Seller's and the Companies' actual knowledge with respect to any predecessor or prior owner, operator or lessee (each a "Predecessor") has been, in compliance in all material respects, with all Environmental Laws (as defined in subparagraph (f) below;

         (b) No judicial or administrative proceedings are pending or, to the knowledge of the Seller or either of the Companies, threatened against Seller or either of the Companies, relating to any of the Real Estate alleging the violation of or seeking to impose liability on Seller or either of the Companies pursuant to any Environmental Law. Neither the Seller nor either of the Companies has received any written notice, claim or other written communication from any Governmental Entity or other person alleging the violation of or liability under any Environmental Laws in connection with any of the Real Estate or operations thereon;

         (c) There are no facts, circumstances or conditions associated with Real Estate or the operations thereon that could reasonably be expected to give rise to a material environmental claim against the Station or the owner or operator thereof or result in the Station or the owners or operators thereof incurring material Environmental Costs and Liabilities (as defined in subparagraph (f) below);

         (d) All substances, materials or waste that are regulated by federal, state or local government under the Environmental Laws as hazardous, toxic or a pollutant or contaminant as well as any petroleum or petroleum derived product (collectively, "Hazardous Substances"), used or generated by the Companies or to Seller's or either of the Companies' actual knowledge, by any Predecessor in connection with the Real Estate, have been stored, used, treated, and disposed of by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities;

         (e) There are not now, nor have there been in the past, on, in or under any Real Estate when owned, leased or operated by the Companies or, to Seller's or either of the Companies' knowledge, when owned, leased or operated by any Predecessor, any of the following: any (i) underground storage above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (ii) asbestos containing materials, (iii) polychlorinated biphenyls or related compounds (other than those labeled and maintained in accordance with applicable Environmental Laws) in amounts or concentrations regulated under the Environmental Laws or (iv) radioactive substances in amounts or concentrations regulated under the Environmental Laws; and

         (f) For purposes of this Section 3.1.14, the following terms have the following meanings: "Environmental Laws" shall mean all applicable federal, state and local laws, statutes, codes, rules, regulations, common law or other legal requirements relating the environment, natural resources, and public or employee health and safety; "Environmental Costs and Liabilities" means any losses, including environmental remediation costs, liabilities, obligations, damages, fines, penalties or judgments, arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person.

         3.1.15 Taxes. (a) All Tax Returns (as defined in subsection (1) below) that are required to be filed by or on behalf of the Companies on or before the execution of this Agreement have been duly fined on a timely basis under the statutes, rules and regulations of each jurisdiction in which such Tax Returns are required to be filed and Seller and the Companies will file or will cause to be duly filed, all Tax Returns required to be filed by or on behalf of the Companies on or prior to the Closing Date and with respect to any taxable period prior to or which includes the Closing Date. All such Tax Returns are (or will be) complete and accurate in all respects. Except as set forth on Schedule 3.1.15, all Taxes, whether or not reflected on the Tax Returns, which are due with respect to the Companies and any Affiliates as of the date hereof have been timely paid by the Companies, and/or any such Affiliates. For the purposes of this Section 3.1.15, Affiliates shall mean any entity that files a consolidated, combined or unitary, Tax Return with the Companies. All Taxes, whether or not reflected on the Tax Returns, which are due with respect to the Companies through the Closing Date will be included as a liability in Working Capital Amount or the Liability Adjustment Amount.

         (b) No claim for assessment or collection of Taxes has been asserted against the Companies or any Affiliates. Neither of the Companies nor any of their Affiliates are a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor do either of the Companies or any of their Affiliates have knowledge of any threatened audit, action, proceeding or investigation. No deficiencies for any Taxes have been proposed, asserted or assessed against either of the Companies or their Affiliates that have not been fully paid.

         (c) Neither of the Companies nor any of their Affiliates has waived or extended any statutes of limitation for the assessment or collection of Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where either of the Companies or any of their Affiliates do not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction nor are either of the Companies or any of their Affiliates aware that any such assertion of jurisdiction is pending or threatened. No Liens, other than Permitted Liens (whether filed or arising by operation of law), have been imposed upon or asserted against any of the assets of the Companies as a result of or in connection with any failure, or alleged failure to pay any Tax.

         (d) The Companies have withheld and paid over to the appropriate Governmental Entity all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

         (e) Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

         (f) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively (either alone or upon the occurrence of any additional or subsequent event), could give rise to the payment of any amount that would not be deductible by the Companies by reason of Section 280G of the Code.

         (g) The Companies have not (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Companies, (B) agreed nor are required to make any adjustments pursuant to Section 481(a) of the Code or any other similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Companies or have any knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of the Companies, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Companies,
(D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (E) executed a power of attorney with respect to any Tax matter which is currently in force.

         (h) No property owned by the Companies constitutes (i) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (ii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, or
(iii) "limited use property" (as that term is used in Rev. Proc. 76-30), nor is any such property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

         (i) The Companies are not a party to any tax sharing, tax indemnification or similar agreement or arrangement (whether or not written) with respect to Taxes pursuant to which either of them will have any obligation to make any payments after the Closing Date.

         (j) None of the Companies nor any WINCO Subsidiaries has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes, other than the affiliated group of which WINCOM is the common parent.

         (k) For federal income tax purposes, Seller is treated as a partnership and not as an association or "publicly traded partnership" taxable as a corporation.

         (l) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental (including Taxes under Section 59A of the Code), other Tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

         3.1.16 Personnel. Attached as Schedule 3.1.16 is a complete and correct list as of the date of this Agreement of the names, positions, and location of all employees or other station and broadcast personnel (whether employees or independent contractors) of the Companies, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers (collectively, "Station Management"), all on-the-air broadcast personnel of the Station and all directors and officers of the Companies and indicates which of those employees, Station Management, on-the-air broadcast personnel, or director or officer is a party to an employment or consulting or similar contract with the Companies. The Companies have delivered to Buyer accurate and complete copies of all such employment agreements, confidentiality agreements and all other agreements, plans and other instruments to which either of the Companies is a party and under which such employees are entitled to receive benefits of any value that involve payment by or to the Companies in excess of $25,000.

         3.1.17 Certain Agreements. The Contracts (as defined below) are the only contractual agreements necessary to carry out the business and operations of the Companies and the Station as currently conducted. Each Contract is a valid and binding obligation of the applicable Companies and is in full force and effect and, to the knowledge of Seller and the Companies, each other party to such Contract, has performed in all material respects the obligations required to be performed by it and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule
3.1.17 identifies, as to each Contract, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby. "Contracts" means all of the Companies' right in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Companies listed in Schedule 3.1.17 hereto and (i) those contracts entered into by the Companies between the date hereof and the Closing in the ordinary course of business of the Companies consistent with past practices, subject to Section 5.1 hereto; (ii) all contracts for the sale of advertising time for cash, subject to Section 5.1 hereto; and (iii) all Trade Agreements, subject to Section 5.1 hereto; and (iv) all other contracts, agreements, leases, understandings, arrangements and legally binding contractual rights of any kind, written or oral, to which the Companies is a party or by which either of the Companies' assets or properties are bound that involve a payment by or to the Companies of less than $25,000 individually or $150,000 in the aggregate. There has not been (i) any threatened cancellation of any material Contracts, (ii) any outstanding disputes, of a material nature, under any material Contracts or (iii) to Seller's or the Companies' knowledge, any bases for any claims of breach or default thereunder. Seller and the Company have no knowledge that any of the material Contracts that are renewable will not be renewed by the other party on commercially reasonable terms.

         3.1.18 ERISA Compliance. (a) Neither of the Companies nor any other trades or businesses under common control, or which is treated as a single employer with either of the Companies under Sections 414(b),(c),(m) or (o) of the Code (collectively, the "ERISA Group") has, within the past six years, contributed or been obligated to contribute to any "multi-employer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") except as disclosed on Schedule 3.1.18. Schedule 3.1.18 lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, continuation, educational assistance, club memberships, company car (other than those provided to employees pursuant to employment agreements listed on Schedule 3.1.18 hereto), retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of either of the Companies or as to which either of the Companies (with respect to such individuals) has any liability or obligation (collectively, "Employee Benefit Plans"). Accurate and complete copies of such plans and their related summary plan descriptions have been delivered or made available to Buyer. The ERISA Group does not maintain or contribute to, and is not obligated to maintain or contribute to, any employee pension benefit plan, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA.

         (b) Each Employee Benefit Plan and its related trust intended to qualify under Sections 401 and 501(a) of the Code, respectively, has received an opinion letter or notification from the EPS issued to the prototype provider for such plan to the effect that the form of plan is qualified under Section 401 of the Code and its related trust is exempt under Section 501(a) of the Code and, to the knowledge of the Companies, nothing has occurred that would have a material adverse effect on the qualified status of such plan.

         (c) All contributions or other payments required to have been made by Companies to or under any Employee Benefit Plan by applicable law or the terms of such

Employee Benefit Plan have been timely and properly made or, where applicable, accrued for on the Companies' Financial Statements to the extent required by GAAP.

         (d) Except as disclosed in Schedule 3.1.18, the Employee Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

         (e) Except as disclosed in Schedule 3.1.18, there are no pending or, to the knowledge of either of the Companies, threatened actions, claims or proceedings against or relating to any Employee Benefit Plan other than routine benefit claims by persons entitled to benefits thereunder.

         (f) Except as disclosed in Schedule 3.1.18, neither of the Companies maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Companies except (i) as may be required under Part 6 of Title I of ERISA) and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

         (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of either of the Companies, (ii) increase any amounts otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.1.19 Labor. The Companies have not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees. Except as disclosed on Schedule 3.1.19, since June 30, 1995, the Companies (a) are and have been in compliance, in all material respects, with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and is not engaged, nor has it engaged, in any unfair labor practices, (b) have no, and have not had, any unfair labor practice charges or complaints pending or, to Seller's or either of the Companies' knowledge, threatened against either of the Companies before the National Labor Relations Board, (c) have no and have not had any grievances pending or, to Seller's or either of the Companies' knowledge, threatened against either of the Companies and (d) have no, and have not had any charges pending or, to Seller's or the Companies' knowledge, threatened against either of the Companies before the Equal Employment Opportunity Commission, the FCC or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seller or either of the Companies, threatened against or affecting either of the Companies. To Seller's and the Companies' knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of the Companies.

         3.1.20 Patents, Trademarks, Etc. Schedule 3.1.20 sets forth all call letters, patents, patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used, copyrights and other proprietary Intellectual Property (as defined below) used in the operation of the Companies' businesses (whether owned, leased or licensed by the Companies). The Companies have, and upon the Closing will continue to have, good and marketable title to the material Intellectual Property owned by them, free and clear of any Liens except for Permitted Liens and for any infringement claims by third parties of which Seller is not aware. Neither of the Companies has received any notice of any claimed conflict, violation or infringement of such Intellectual Property rights, and to Seller's and the Companies' knowledge, none of such Intellectual Property rights, are being infringed by any third party. To Seller's knowledge, the operation of the Companies' businesses do not infringe on the intellectual property rights of any other person. "Intellectual Property" means all of the Companies' rights in and to all call letters, trademarks, trade names, service marks, franchises, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Station's logos and all other logos or licenses to use same and all other intangible property rights of the Companies, including, but not limited to those listed on Schedule 3.1.20 hereto together with any associated goodwill and any additions thereto between the date hereof and the Closing.

         3.1.21 Absence of Certain Changes or Events. Except as contemplated or expressly permitted by this Agreement or as disclosed on Schedule 3.1.21, since December 31, 1997 there has not been (a) any material damage, destruction or loss of any kind with respect to the Companies or the Station not covered by valid and collectible insurance nor, to Seller's or the Companies' knowledge, has there been any event or circumstance which has had or reasonably could be expected to have a Material Adverse Effect; (b) the execution of any agreement with any Station Management or broadcast personnel of the Companies (whether an employee or independent contractor providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by the Companies to any officer, Station Management, or broadcast personnel of the Companies (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, except as to all of the foregoing in this clause (b), in the ordinary course of business consistent with Past Practices and except as permitted by Section 5.1.1 or (c) any change by either of the Companies in their financial or Tax accounting principles or methods, except insofar as required by GAAP, applicable law or circumstances which did not exist as of the date of the December 31, 1997 balance sheet included in the Companies' 1997 Audited Financial Statements (as defined in Section 5.14).

         3.1.22 Commission or Finder's Fee. Neither Seller, either of the Companies, or any entity acting on behalf of any of them has agreed to pay a commission, finder's fee or similar payment to any person or entity in connection with this Agreement or any matter related hereto.

         3.1.23 Full Disclosure. No representation or warranty by Seller or either of the Companies contained in this Agreement (including the Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or win be made, in order to make the statements herein or therein not misleading.

         3.1.24 The Companies' Financial Condition. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting either of the Companies or any of their respective assets or properties are pending, or to Seller's or either of the Companies' knowledge, threatened, and neither of the Companies have made assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings.

         3.1.25 Books and Records. The books, records and accounts of the Companies and the WINCO Subsidiaries maintained with respect to each of the Companies, the WINCO Subsidiaries and the Station, accurately and fairly reflect, in reasonable detail in all material respects, the transactions and the assets and liabilities of the applicable Companies, the WINCO Subsidiaries and the Station. Neither Seller nor either of the Companies have engaged in any transaction, maintained any bank account or used any of the funds of the Companies except for transactions, bank accounts and funds which have been and are reflected, in all material respects, in the normally maintained books and records of the Companies.

         3.1.26 Accounts Receivable. All accounts, notes and loans receivable of the Companies reflected in the Companies' Financial Statements or arising since the date thereof (a) arose in the ordinary course of business of the Companies,
(b) are subject to a reserve for bad debts which has been computed in accordance with GAAP and (c) are valid and genuine. Except as set forth on Schedule 3.1.26, all such accounts, notes and loans receivable are free and clear of Liens. There is no right or claim of offset, no valid defenses or counterclaims with respect to any such accounts, notes or loans receivable. None of the obligors of such accounts, notes or loans receivable has refused or given notice that it refuses to pay the full amount or any material portion thereof.

         3.1.27 Availability of Documents. Each of the Companies has heretofore made available for inspection by Buyer and its representatives true, correct and complete copies of the charter and bylaws or other organizational documents of each Company and of each WINCO Subsidiary, all written agreements, arrangements, commitments, and documents referred to in the Schedules hereto, and the corporate minute books of each Company and of each WINCO Subsidiary. Such corporate minute books contain all of the minutes of meetings of stockholders, board of directors, and any committees of the board of directors of the Companies and of each WINCO Subsidiary and all of the written consents to action executed in lieu thereof.

         3.1.28 Interest in Competitors, Suppliers and Customers. Except as set forth on Schedule 3.1.28 hereto, neither Seller nor any officer, director, partner or Affiliate of the Companies or Seller has any ownership interest in any competitor, supplier, customer or other service provider of the Companies or any property used in the operation of the businesses of the Companies.

         3.1.29 Controlled Group Liability. The Companies are not and will not be subject to any liability on account of Seller and the Companies having been affiliated, prior to the Closing Date, directly or indirectly, with any other entity or person under Code Section 414, ERISA Section 4001 or any similar foreign law.

         3.1.30 Barter Arrangements. Schedule 3.1.30 accurately describes all Trade Agreements of the Companies or of Seller relating to the operation of the Station which are outstanding as of the date hereof. With respect to the Station, all such advertising time sold under Trade Agreements may, at the Station's option, be, preempted by advertising time that is sold for cash. All Trade Agreements have been entered into in the ordinary course of business consistent with past practices.

         3.1.31 Settlement Agreement. Buyer has been provided with true and complete copies of the Letter Agreement dated January 24, 1997 between the Rainbow-PUSH Coalition, successor to the National Rainbow Coalition, and WINCO and all other documents related thereto (collectively, the "Settlement Agreement"). The Settlement Agreement is a valid and binding obligation of WINCO and is in full force and effect and WINCO has complied and satisfied all of its obligations under the Settlement Agreement required to be satisfied as of the date hereof and Seller and the Companies shall continue to comply with and satisfy such obligations of WINCO through the Closing Date. WINCO has no outstanding payment obligations under, or arising from, the Settlement Agreement.


                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTEES OF BUYER
                     ---------------------------------------

     4.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following:

         4.1.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have a material adverse effect on the assets, or the business of Buyer, or on Buyer's ability to consummate the transactions contemplated by this Agreement.

         4.1.2 Authorization and Binding Obligation. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         4.1.3 Qualification. To Buyer's knowledge, there is no fact, allegation, condition, or circumstance that could reasonably be expected to prevent the prompt grant of the FCC Consent. Buyer knows of no fact that would, under the Communications Act, or the rules, regulations and policies of the FCC, disqualify Buyer from acquiring the Shares or, as of the date hereof, otherwise require Buyer to obtain a waiver of any FCC rule, regulation or policy in order to obtain the FCC Consent. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of Buyer, threatened against any or in respect of any of the broadcast stations licensed to Buyer or its Affiliates that would materially impair the qualifications of Buyer to acquire the Shares or delay the FCC's processing of the FCC Applications.

         4.1.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 4.1.4 hereof, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by
Buyer: (a) do not violate, conflict with or result in any breach of any provision of the charter or bylaws of Buyer; (b) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Shares or otherwise) any obligation, or result in the loss of any benefit, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them are a party or by which they or any of their properties or assets may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of its respective properties or assets, except for those violations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

         4.1.5 Litigation. There are no actions, suits, inquiries, judicial or administrative proceedings, or arbitrations pending or, to the knowledge of Buyer, threatened against Buyer or any of its respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Buyer or any of its respective properties or assets pending or, to the knowledge of Buyer, threatened by or before any arbitrator or Governmental Entity that has had or that reasonably could be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement. There are no material judgments, decrees, injunctions, or orders of any

Governmental Entity or arbitrator outstanding against Buyer or any of its respective properties or assets that has had or that reasonably could be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement. There is no action, suit, inquiry, judicial or administrative proceeding pending, or, to the knowledge of Buyer, threatened against Buyer by a third party relating to the transactions contemplated by this Agreement.

         4.1.6 Commission or Finder's Fees. Neither Buyer nor any entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment to any person or entity in connection with this Agreement or any matter related hereto.

         4.1.7 Full Disclosure. No representation or warranty by Buyer contained in this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         4.1.8 Investment Intent; Sophisticated Buyer. Buyer (a) is an informed sophisticated entity with sufficient knowledge and experience m investing so as to be able to evaluate the risks and merits of its investment in the Shares, (b) is financially able to bear the risks of investing in the Companies, (c) has had an opportunity to discuss the business, management and financial affairs of the Companies with the management of the Companies, (d) is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (e) understands that (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (f) has no present need for liquidity in connection with its purchase of the Shares, (g) understands that the purchase of the Shares involves a high degree of risk, and (h) acknowledges that the purchase of the Shares is consistent with its general investment objectives.


                                    ARTICLE 5
                      COVENANTS OF SELLER AND THE COMPANIES
                      -------------------------------------

     5.1 Each of the Companies and Seller covenant and agree with Buyer that, pending Closing and except as otherwise agreed to in writing by Buyer:

         5.1.1 Conduct Prior to the Closing Date. Each of the Companies shall:

         (a) subject to the provisions of the TBA if the Commencement Date (as defined in the TBA) has occurred, use commercially reasonable efforts to maintain its present business organization, keep available the services of its present employees and independent contractors, preserve its relationships with its customers and others having business relationships with it, and refrain from materially and adversely changing any of its business policies (including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget policies);

         (b) maintain its books of account and records in the usual and ordinary manner and in accordance with GAAP except as otherwise provided in Section 3.1.6;

         (c) notify Buyer if the regular broadcast transmission of the Station from its main transmitting facilities at full authorized effective radiated power is interrupted for a period of more than five consecutive hours or for an aggregate of ten or more hours in any continuous three-day period;

         (d) conduct its business in all material respects in compliance with the terms of the Station Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC through the Closing Date and, subject to the provisions of the TBA if the Commencement Date has occurred, operate in the usual and ordinary course of business in accordance with past practices;

         (e) use, repair, and, if necessary, replace any of the Station's studio and transmission assets in a reasonable manner consistent with historical practice and maintain its assets in substantially their current condition, ordinary wear and tear excepted;

         (f) maintain insurance in conformity with Section 3.1.10 through the Closing Date;

         (g) not knowingly incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyer after the Closing that exceed $50,000 individually or $150,000 in the aggregate;

         (h) not lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Liens) any of its assets or sell or transfer any of its assets without replacing such assets with an asset of substantially the same value and utility;

         (i) without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, (x) not modify or extend any Contracts, other than Contracts for the sale of advertising for cash, or (y) enter into any new Contract, other than Contracts for the sale of advertising time for cash, or other than non-advertising Contracts obligating the Companies to provide payments or benefits of less than $50,000 each over the life of the Contract and $150,000 in the aggregate;

         (j) except for stay bonuses which are taken into account in the Working Capital Amount or the Liability Adjustment Amount, not make or grant any general wage or salary increase or generally materially modify the employees' terms and conditions of employment, other than in the ordinary course of business, consistent with past practices, and with respect to any Station Management and on-air personnel, the Companies shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyer;

         (k) not make (x) any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates or (y) any change in any Tax election or settle or compromise any Tax liability;

         (l) not make any loans or make any dividends or distributions;

         (m) other than in the ordinary course of business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

         (n) not disclose to any person (other than Buyer and its representatives) any confidential or proprietary information;

         (o) use its commercially reasonable efforts to maintain the present format of the Station and with programming consistent with past practices;

         (p) subject to the provisions of the TBA if the Commencement Date has occurred, other than in the ordinary course of business, not increase the number of regularly scheduled commercial units run during the day-parts on the Station (other than changes in the number of commercial units run during any day-part as a result of operating difficulties that require commercial units to be broadcast at times other than as scheduled);

         (q) not make capital expenditures, or enter into any commitment which commits the Companies to expend, in the aggregate, in excess of $500,000;

         (r) not (x) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating it to issue, grant or dispose of, any of its capital stock or other securities, (y) authorize or effect any reorganization, recapitalization, or split-up of its capital stock or (z) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock;

         (s) not amend or otherwise change its articles of incorporation or code of regulations or the charters or bylaws of the WINCOM Subsidiaries; and

         (t) agree to do any of the foregoing.

         5.1.2 Access. The Companies and Seller shall (a) give Buyer and Buyer's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of the Companies' properties, books, Contracts, Trade Agreements, reports and records including financial information and Tax Returns, and to all Real Estate, buildings and equipment, in order that Buyer may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Companies and the Station and (b) furnish Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Companies and the Station, that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

         5.1.3 Satisfaction of Conditions; Closing. Seller and the Companies shall use all commercially reasonable efforts to conduct the business of the Companies and the Station in such a manner that on the Closing Date the representations and warranties of Seller and the Companies contained in this Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date. Furthermore, the Companies shall cooperate with Buyer and use all commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Seller and the Companies in order to expedite the consummation of the transactions contemplated hereby.

         5.1.4 Sale of Acquired Assets; Negotiations. Neither Seller nor either of the Companies shall, and Seller and the Companies shall cause their respective Affiliates, directors, officers, employees, agents, representatives, legal counsel, and financial advisors not to, (a) solicit, initiate, accept, consider, entertain or encourage the submission of proposals or offers from any person or entity with respect to the transactions contemplated by this Agreement or any similar transaction wherein such person or entity would directly or indirectly acquire all or any portion of the assets of either of the Companies or ownership interests in either of the Companies, or any merger, consolidation, or business combination, directly or indirectly, with or for either of the Companies or all or substantially all of either of the Companies' business, or
(b) participate in any negotiations regarding, or, except as required by legal process (including pursuant to discovery or agreements existing on the date hereof), furnish to any person or entity (other than Buyer) to do or seek any of the foregoing. Neither Seller nor either of the Companies shall enter into any agreement or consummate any transactions that would interfere with the consummation of the transactions contemplated by this Agreement. Each of Seller and the Companies shall promptly notify Buyer if it receives any written inquiry, proposal or offer described in this Section 5.1.4 or any verbal inquiry, proposal or offer described in this Section 5.1.4 that is competitive with the terms of the transactions contemplated by this Agreement, and such Companies or Seller, as applicable, shall inform such inquiring person or entity of the existence of this Agreement and make such inquiring person or entity aware of Seller's and the Companies' obligations under this Section 5.1.4. The notification under this Section 5.1.4 shall include the identity of the person or entity making such inquiry, offer, or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request.

Neither Seller nor the Companies shall provide any confidential information concerning the Companies' business or properties or assets to any third party other than in the ordinary course of the business of the Companies and consistent with prior practices of the Companies. Seller and the Companies have ceased and caused to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing.

         5.1.5 No Inconsistent Action. Neither Seller nor either of the Companies shall take any action which is materially inconsistent with its respective obligations under this Agreement.

         5.1.6 Notification. Seller and the Companies shall promptly notify Buyer in writing of (a) the failure of Seller or either of the Companies or, to Seller's or the Companies' knowledge, any employee or agent of Seller or the Companies to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (b) the occurrence of any event that would entitle Buyer to terminate this Agreement pursuant to Section 12.1; or (c) of any overt threat or actual resignation or termination of any Station Management or over-the-air personnel at the Station or any officers or directors of the Companies prior to the Closing.

         5.1.7 FCC Reports. Except as set forth on Schedule 5.1.7, the Companies shall file on a current basis through the Closing Date all reports and documents required to be filed with the FCC with respect to the Station Licenses. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

         5.1.8 Updating of Information. Between the date of this Agreement and the Closing Date, unless and until the Commencement Date has occurred, the Companies will deliver to Buyer, on a monthly basis within 30 days of the end of each month, information relating to the operation of the Station, including weekly sales reports and such other financial information that may be reasonably requested.

         5.1.9 Response to Certain Actions. Seller and the Companies agree to cooperate and use their commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and make reasonable attempts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary preliminary or permanent, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

         5.1.10 Barter and Trade. Seller and the Companies shall use their commercially reasonable efforts to (a) reduce the total amount of advertising time owed for other than cash and (b) if the value of the Companies' obligations to provide goods or services other than for cash is greater than the value of the goods or services to be received by the Companies other than for cash on or after the Closing Date, reduce such excess amount prior to the Closing Date; provided, however, that in no event shall the Purchase Price be decreased as result of such remaining excess value existing as of the Closing. Any Trade Agreements entered into during the period between the date hereof and the Closing Date shall be entered into only in the ordinary course of the Companies' business and consistent with past practices.

         5.1.11 Interim Financial Statements. Seller and the Companies shall promptly deliver to Buyer copies of any monthly, quarterly or annual financial statements relating to the Companies' operations that may be prepared by either of them during the period from the date hereof through the Closing Date. Such financial statements shall fairly present, in all material respects, the financial position and results of operations of the Companies as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements in Section
3.1.6 were prepared.

         5.1.12 Estoppel Certificates. If requested by Buyer within 30 days of the date of this Agreement, the Companies and Seller shall use commercially reasonable efforts to obtain from third parties the estoppel certificates, nondisturbance agreements, and/or written clarifications of the rights of Buyer thereunder, all in form and substance reasonably satisfactory to Buyer.

         5.1.13 Termination of RP Radio Agreement. Seller shall cause any agreements, arrangements or understandings of the Companies or the WINCO Subsidiaries with RP Radio, LLC (the "RP Radio Agreement") to be terminated and of no further force and effect as of the Closing. Sellers agree that Buyer (and following the Closing, Buyer and the Companies) shall have no obligations or liabilities arising from or related to such agreements, arrangements or understandings.

         5.1.14 1997 Audited Financial Statements. Seller agrees that within fifteen (15) business days from the date hereof, Seller shall provide to Buyer true and complete copies of the consolidated audited balance sheet of WINCOM and its subsidiaries and Affiliated Radio Stations at December 31, 1997 and the related statements of operations and cash flow for the fiscal year then ended, with an audit report thereon issued by Deloitte & Touche LLP, together with unaudited combining balance sheet and statement of operations of WINCOM and its subsidiaries (the " 1997 Audited Financial Statements"). The 1997 Audited Financial Statements, including the related notes, will be prepared in accordance with GAAP and, will present fairly, in all material respects, the financial position, results of operations of WINCOM and its subsidiaries as of such date and for the period then ended (subject to the absence of notes). The 1997 Audited Financial Statements shall be substantially identical in all respects to the Draft 1997 Financial Statements except for the debt with Chemical Bank which will be reclassified from long-term debt to current portion of long-term debt. Upon the delivery of the 1997 Audited Financial Statements by Seller pursuant to this Section 5.1.14, the Companies' Financial Statements shall be deemed to include the 1997 Audited Financial Statements for all purposes under this Agreement.

                                    ARTICLE 6
                               COVENANTS OF BUYER
                               ------------------

     6.1 Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

         6.1.1 Notification. Buyer shall promptly notify Seller in writing of
(a) any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby or (b) the failure of Buyer, or, to Buyer's knowledge, any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence of any event that would entitle Seller to terminate this Agreement pursuant to Section 12.1.

         6.1.2 No Inconsistent Action. Buyer shall not take any action which is materially inconsistent with its obligations under this Agreement.

         6.1.3 Post-Closing Access. Buyer, for a period of seven years following the Closing Date, shall make available during normal business hours for audit and inspection by Seller and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence of the Companies relating to the pre-Closing period. During such seven-year period, Buyer shall at no time dispose of or destroy any such records, files, documents and correspondence without giving 30 days prior notice to Seller to permit Seller, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All information, records, files, documents and correspondence made available or disclosed under this
Section 6.1.3 shall be kept confidential.

         6.1.4 Satisfaction of Conditions; Closing. Buyer shall use all commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Buyer contained in the Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date. Buyer shall cooperate with Seller and the Companies and use commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Buyer in order to expedite the consummation of the transactions contemplated hereby.

         6.1.5 Response to Certain Actions. Buyer agrees to cooperate and use its commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and make reasonable attempts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and Buyer agrees to take the actions described (under the circumstances so described) in Schedule 6.1.5.

                                    ARTICLE 7
                                 JOINT COVENANTS
                                 ---------------

     Buyer, Seller and the Companies covenant and agree that, pending the Closing and except as otherwise agreed to in writing, they shall act in accordance with the following:

     7.1 FCC Applications. Buyer, Seller and the Companies shall prosecute the FCC Applications with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable, but none of Buyer, the Companies or Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer, the Companies or Seller (other than Buyer's obligations under Section 6.1.5). Notwithstanding anything to the contrary contained herein, Buyer or Seller may terminate this Agreement upon notice to the other, if, for any reason, other than Buyer's failure to comply with Section 6.1.5 (in which case only Seller can terminate), the FCC Applications are designated for hearing by the FCC; provided, however, that notice of termination must be given within 20 days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section 7.1 the parties shall be released and discharged from any further obligation hereunder without being subject to a claim by Seller for liquidated damages or for any other claims for damages.

     7.2 Confidentiality. Each of Buyer, Seller and the Companies shall keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, including, without limitation the results of, and information relating to, the Studies (as defined in Section 7.6), and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof which will be returned following settlement of the claim. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or (b) is or becomes publicly known through no fault of the receiving party or its agents, or (c) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (d) is developed by the receiving party independently of the disclosure by the disclosing party or (e) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

     7.3 Cooperation. Buyer, Seller and the Companies shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it.

     7.4 Public Announcements. None of Buyer, Seller or the Companies shall issue any press release or make any disclosure with respect to the transactions contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or the Nasdaq National Market or any stock exchange or Nasdaq National Market regulations in which case Buyer, Seller or the Companies, as the case may be, shall give notice to the other parties prior to making such disclosure.

     7.5 Hart-Scott-Rodino. Seller, Buyer and the Companies shall submit to the United States Department of Justice and the United States Federal Trade Commission ("FTC") not later than 15 business days after the date of this Agreement all of the forms and information applicable to this transaction required under the HSR Act and will use commercially reasonable efforts to respond promptly to any request by them for additional information. Buyer, the Companies and Seller shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Seller shall reimburse Buyer for one-half of the filing fees for Buyer's HSR Act filing.

     7.6 Condition of Real Estate. Buyer may, at its sole expense, conduct environmental studies, title examinations, and land surveys (the "Studies") of the Real Estate provided all information received as a result of, or in the course of, any of the Studies will be deemed confidential (subject to Section 7.2). Seller and the Companies agree to cooperate with any reasonable request of Buyer for a site assessment or site review concerning any environmental, title or survey matter, including the making available of such personnel of the Companies as Buyer may reasonably request, so long as such activities do not unreasonably interfere with the conduct of the Companies' businesses. At the discretion of Buyer, Buyer may arrange, at its sole expense, for one or more independent contractors to conduct tests of the Real Estate, including tests of air, soil (including surface and subsurface materials), surface water and ground water, or any equipment or facilities located thereon, in order to identify any present or past release or threatened release of any hazardous substances. Such tests may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of such tests. If Buyer notifies Seller within 45 days of the date of this Agreement that the Studies disclose potential Environmental Costs and Liabilities in excess of $100,000, or the presence of Hazardous Materials at concentrations exceeding those allowed by Environmental Laws, evidence encroachments that materially and adversely affect the use (for the purpose currently used) of the Real Estate, or any other matters that materially affect the title, value or use of the Real Estate, Seller shall promptly commence remedial action at its expense to cure the condition giving rise to such matter and attempt to cure such condition prior to the Closing; provided that Seller shall not be obligated to spend (but may choose to spend) more than $100,000 in the aggregate in its attempts to cure all such conditions. Seller shall notify Buyer within 30 days after its receipt of Buyer's Studies if it determines that it is unable to cure such conditions for $100,000 or less and chooses not to attempt to cure such conditions, in which case Buyer may elect, within 30 days after Buyer's receipt of Seller's notice that it chooses not to attempt to cure such conditions (a) to terminate this Agreement or (b) to waive such obligations and receive a $100,000 credit at the Closing. If this Agreement is terminated in accordance with the immediately preceding sentence, no party shall have any liability to the other with respect to such termination. Either party may extend the Closing by not more than 30 days if either reasonably determines that any necessary remedial action can be completed during such period.

     7.7 Employee Benefits Matters.

         (a) As of the Closing Date, Buyer shall permit each employee of the Companies who has an account balance under the Seller's 401(k) Plan (as hereinafter defined) (a "Participant") to rollover (whether by direct or indirect rollover, as selected by such Participant), at any time, his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) from the 401(k) plan in which the Companies are participating employers (the "Seller's 401(k) Plan") to a retirement plan maintained by Buyer that is qualified under Section 401(a) of the Code and contains a cash or deferred feature under Section 401(k) of the Code ("Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall not impose any waiting periods, service requirements or other limitations that would prohibit any Participant from rolling over an eligible rollover distribution from Seller's 401(k) Plan, at any time, into Buyer's 401(k) Plan following the Closing Date. Seller and Buyer shall cooperate with each other (and cause the trustees of Seller's 401(k) Plan and Buyer's 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Participants.

         (b) Seller shall be responsible for providing continuation coverage pursuant to Section 601 et seq. of ERISA and Section 4980B of the Code ("COBRA Coverage") to the current and former employees of the Companies and their beneficiaries who have elected COBRA coverage prior to the Closing Date. Buyer shall be responsible for COBRA Coverage to the current and former employees of the Company and their beneficiaries who experience a "qualifying event" (as defined in Section 4980B of the Code) prior to, on, or after the Closing Date but who have not elected COBRA Coverage prior to the Closing Date. Buyer shall cause its health plan(s) (A) to waive any pre-existing condition exclusions, evidence of insurability provisions and waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under Seller's health plan(s)); and (B) to credit or otherwise consider any monies paid or accrued under Seller's health plan(s), by employees of the Companies prior to the Closing Date toward any deductibles, co-pays or other maximums under Buyer's health plan(s) during the first plan year in which the Closing Date occurs.

         (c) Buyer shall cause each employee benefit plan or compensation arrangement established, maintained or contributed to by Buyer, the Companies or any of their Affiliates to grant full credit for all service or employment with, or recognized by, Seller, the Companies and any of their Affiliates for purposes of eligibility and vesting with respect to any employee pension benefit plan, as defined in Section 3(2) of ERISA, and, for purposes of eligibility and determining the amount of any benefit with respect to any vacation program and any employee welfare benefit plan, as defined in Section 3(l) of ERISA, including, without limitation, any sick pay plan and severance plan.

         (d) For purposes of this Section 7.7, "Affiliate" shall mean an entity required to be aggregated as a single employer under Section 414 of the Code with to Seller, any of the Companies or Buyer, as the context may require.

                                    ARTICLE 8
                         CONDITIONS OF CLOSING BY BUYER
                         ------------------------------

     The obligations of Buyer hereunder, including, without limitation, the obligation to close the transactions contemplated herein, are, at its option, subject to satisfaction, at or prior to the Closing Date, of all of the following conditions, any of which may be waived by Buyer:

     8.1 Representations, Warranties and Covenants. Subject to the provisions Of this Section 8.1, all representations and warranties of Seller and the Companies made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and correct in all material respects as of the date hereof, on and as of the Commencement Date, if applicable, and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted by the terms of this Agreement and except those given as of a specified date which must only be true and correct as of such specified date. Notwithstanding anything herein to the contrary, (i) a breach of Section 3.1.9 resulting from Buyer's breach of Section 6.1.5 shall not be deemed a breach of
Section 3.1.9 by Seller and (ii) if the Commencement Date has occurred, the conditions to Buyer's obligation to effect the Closing shall not be deemed to have failed to be satisfied solely as the result of the failure of the representations and warranties of Seller and the Companies in Sections 3.1.7, 3.1.8(a), 3.1.9, 3.1.14, 3.1.17, 3.1.20 or 3.1.21 to be true and correct in all material respects as of the Closing Date if such failure is caused by actions taken by Buyer pursuant to the TBA.

     8.2 Compliance with Agreement. All of the terms, covenants and conditions to be complied with and performed by Seller and the Companies on or prior to the Closing Date shall have been complied with or performed in all material respects.

     8.3 Third Consents and Approvals. Seller and the Companies shall have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts designated by an asterisk as "essential" on Schedule 3.1.17 (and contracts of a similar nature that would have been marked as such on Schedule 3.1.17 had they been in existence on the date of this Agreement).

     8.4 Closing Certificates. Buyer shall have received a certificate, dated as of the Closing Date, from Seller and the Companies, executed by an executive officer of each of Seller and the Companies to the effect of Sections 8.1 and 8.2.

     8.5 Governmental Consents. (a) The FCC Consent shall have been issued by the FCC without any conditions that would otherwise permit Buyer to terminate this Agreement pursuant to Section 12.1 (e), below, and the FCC Consent shall have become a Final Order (as defined in Section 1.4).

         (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

     8.6 Adverse Proceedings. No injunction, order, decree or judgment of any court, agency or other Governmental Entities shall have been rendered against Seller, Buyer or either of the Companies which would render it unlawful, as of the Closing, to effect the transactions contemplated by this Agreement in accordance with its terms.

     8.7 The Shares. Seller and the Companies shall have delivered or caused to be delivered to Buyer, on the Closing Date, the stock certificates evidencing the Shares, duly endorsed or accompanied by a duly executed stock power assigning the shares to Buyer and otherwise in good form for transfer.

     8.8 Indemnification and Escrow Agreement. Seller shall have executed and delivered to Buyer the Indemnification and Escrow Agreement.

     8.9 Release of Encumbrances. Evidence satisfactory to Buyer's counsel of the payment or release of any and all Liens (other than Liens not required to be released pursuant to the provisions of this Agreement).

     8.10 Legal Opinions. Buyer shall have received an opinion of Proskauer Rose LLP and Wiley, Rein & Fielding, each dated as of the Closing Date, substantially in the form of Exhibits B-1 and B-2 hereto.

     8.11 Earnest Money Letter of Credit. The Earnest Money Letter of Credit (as defined in Section 11.3) shall have been returned to Buyer for cancellation.

     8.12 No Material Adverse Change. Since the date hereof, and prior to the Commencement Date, there shall have been no material adverse change to the financial condition or operating results of the Companies (other than as a result of regulatory changes affecting the radio broadcasting industry generally or general economic conditions); provided, however, that a material decline in ratings and/or a material decline in revenues caused by any decline in ratings occurring at any time prior to the Closing shall not be deemed to be a material adverse change to the financial condition or operating results of the Companies. Following the Commencement Date, there shall have been no material adverse change to the financial condition or operating results of the Companies that is caused by actions taken by Seller or the Companies following the Commencement Date.

     8.13 Resignation of Directors. The directors of the Companies shall have resigned effective as of the Closing Date.

     8.14 [Intentionally Omitted].

     8.15 1445 Certificate. Seller shall have executed and delivered a certificate, in a form reasonably satisfactory to Buyer, stating that Seller is not a foreign person within the meaning of Section 1445 of the Code.

     8.16 Credit Facility. Each of the Companies and the WINCO Subsidiaries shall be released in full from all of their obligations and liabilities under the Amended and Restated Credit Security and Pledge Agreement dated as of August 15, 1988 among Seller, the Companies, the WINCO Subsidiaries, WEBE Associates, WICC Associates, Media Management Partners and Chemical Bank and Chemical Bank, as Agent, together with any amendments and any successor agreements thereto (the "Credit Agreement"). Buyer (and the Companies and the WINCO Subsidiaries after the Closing Date) shall have no obligations or liabilities arising from or related to the Credit Agreement.

     8.17 RP Radio Agreement. Each of the Companies and the WINCO Subsidiaries shall be released in full from all of their obligations and liabilities under the RP Radio Agreement and Buyer (and the Companies and the WINCO Subsidiaries after the Closing Date) shall have no obligations or liabilities arising from or related to the RP Radio Agreement.

     8.18 Management Fees. The management fees of Seller accrued by WINCO as of Closing shall have been paid in full by WINCO to Seller and no further obligation of WINCO to Seller with respect to such management fees shall be outstanding.


                                    ARTICLE 9
                        CONDITIONS OF CLOSING BY SELLER
                        -------------------------------

     The obligations of Seller hereunder including, without limitation, the obligation to close the transactions contemplated herein, are, at their option, subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions any of which may be waived by Seller:

     9.1 Representations, Warranties and Covenants. All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted by the terms of this Agreement and except those given as of a specified date which must only be true and correct as of such specified date.

     9.2 Compliance with Agreement. All the terms, covenants, and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

     9.3 Certifications, etc. Seller shall have received a certificate, dated as of the Closing Date, from Buyer, executed by an executive officer of Buyer to the effect of Sections 9.1 and 9.2.

     9.4 Governmental Approval. (a) The FCC Consent shall have been issued by the FCC and shall have become a Final Order (as defined in Section 4.1).

          (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

     9.5 Adverse Proceedings. No injunction, order, decree or judgment of any court, agency or other Governmental Entities shall have been rendered against Buyer, Seller or either of the Companies which would render it unlawful, as of the Closing, to effect the transactions contemplated by this Agreement in accordance with its terms.

     9.6 Opinions. Buyer shall have delivered to Seller an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, in the form of Exhibit C hereto.

     9.7 Indemnification and Escrow Agreement. Buyer shall have executed and delivered to Seller the Indemnification and Escrow Agreement.


                                   ARTICLE 10
                        TRANSFER TAXES; FEES AND EXPENSES
                        ---------------------------------

     10.1 Expenses. Except as set forth in Sections 10.2 and, 10.3 below, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement; provided that all such costs and expenses of the Companies shall be borne by the Seller.

     10.2 Sales and Transfer Taxes. All sales, excise, use, transfer, deed, duties, stamp, notary public and others taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement, including fees to record assignments, shall be borne equally by Seller and Buyer. Buyer and Seller agree to cooperate with each other and to file all necessary documentation (including but not limited to, all Tax Returns) with respect to all amounts in a timely manner.

     10.3 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of or filing with which is required for the consummation of the transactions contemplated hereby, including but not limited to, the FCC, the FTC, and the Department of Justice shall be borne equally by Buyer and Seller.

                                   ARTICLE 11
           LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, LETTER OF CREDIT
           ----------------------------------------------------------

     11.1 Liquidated Damages. If this Agreement is terminated by Seller pursuant to Sections 12.1(b)(ii) or 12.1(g) the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event, Seller shall be entitled to the sum of $5,125,000 as liquidated damages (and not as a penalty), payable solely and exclusively by drawing upon the Earnest Money Letter of Credit and through the delivery to Seller, of the sum of $2,562,500 via wire transfer of immediately available funds. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Sections 12.1(b)(ii) or 12.1(g). In such event, Buyer shall immediately instruct the Earnest Money Escrow Agent (as hereinafter defined) to deliver the Earnest Money Letter of Credit to Seller to permit it to draw upon the Earnest Money Letter of Credit and shall deliver to Seller, via wire transfer of immediately available funds, the sum of $2,562,500. Seller agrees that, to the fullest extent permitted by law, the right to draw upon the Earnest Money Letter of Credit and to receive the additional sum of $2,562,500 from Buyer as provided in this Section 11.1 shall be its sole and exclusive remedy with respect to any damages whatsoever that Seller may suffer or allege to suffer as a result of a termination pursuant to Sections l2.1(b)(ii) or l2.1(g). Except for a termination pursuant to Sections 12.1(b)(ii) or 12.1(g) (for which the sole recourse of Seller shall be as provided in this Section 11.1) or pursuant to Section 12.1(a) or 7.6 (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

     11.2 Specific Performance. In addition to any other remedies which Buyer may have at law or in equity, Seller hereby acknowledges that the Shares are unique, and that the harm to Buyer resulting from a breach by Seller of its obligations to sell the Shares to Buyer cannot be adequately compensated by damages. Accordingly, Seller agrees that Buyer shall have the right to have this Agreement specifically performed by Seller, provided that Buyer is not in material breach of this Agreement, and hereby agrees, in such event, not to assert any objections to the imposition of the equitable remedy of specific performance by any court of competent jurisdiction.

     11.3 Letter of Credit.

         11.3.1 Concurrently with the execution of this Agreement, Buyer shall deposit an original, irrevocable letter of credit, which shall be in a form reasonably satisfactory to Buyer and Seller (the "Earnest Money Letter of Credit"), issued by The Toronto-Dominion Bank for the sum of $2,562,500 with Key Trust Company of Ohio, N.A. (the "Earnest Money Escrow Agent") to be held in escrow in accordance with the Earnest Money Escrow Agreement substantially in the form of Exhibit D hereto.

         11.3.2 The Earnest Money Letter of Credit shall be held by the Earnest Money Escrow Agent in accordance with the terms of the Earnest Money Escrow Agreement. Subject to satisfaction of the conditions to the Seller's obligations set forth in Article 9, at the Closing, Seller shall instruct the Earnest Money Escrow Agent to release and return the Earnest Money Letter of Credit to Buyer for cancellation.

         11.3.3 If this Agreement is terminated as provided in Sections 12.l(b)(ii) or 12.1(g), Buyer shall instruct the Earnest Money Escrow Agent to release the Earnest Money letter of Credit to Seller, all as provided in Section
11.1. In all other events, Seller shall join in instructions to the Earnest Money Escrow Agent to return the Earnest Money Letter of Credit to Buyer.

                                   ARTICLE 12
                               TERMINATION RIGHTS
                               ------------------

     12.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

         (a) by the mutual consent of Buyer and Seller;

         (b) by written notice of (i) Buyer to Seller if Seller or either of the Companies breaches in any material respect any of their representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer or (ii) Seller or either of the Companies to the Buyer if Buyer breaches in any material respect any of its representations or warranties or default in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by Seller or the Companies;

         (c) by Buyer, Seller or the Companies by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that Buyer shall not have the right to terminate this Agreement pursuant to Section 12.1(c) unless Buyer has satisfied the covenants contained in Section 6.1.5 hereof;

         (d) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the FCC Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

         (e) by written notice of Buyer to Seller if the FCC Consent contains a condition on Buyer that (i) is unrelated to Buyer's qualifications, (ii) could reasonably be expected to have a materially adverse impact on the financial condition or business operations of the Station, and (iii) the time for reconsideration or court review under the Communications Act with respect to such condition(s) has expired without the filing with thereto of a timely petition for reconsideration or request for review;

         (f) by written notice of Buyer to Seller or by Seller to the Buyer, if the Closing shall not have been consummated on or before June 1, 1999, subject to extensions as provided in Sections 7.6 and 13.1; or

         (g) by written notice of Seller to Buyer, if by May 31, 1999 all of the conditions of Closing by Buyer identified in Article 8 have been satisfied other than the expiration of the applicable waiting period requirements under the HSR Act.

Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

                                   ARTICLE 13
                                  RISK OF LOSS
                                  ------------

     13.1 Risk of Loss. (a) The risk of loss or damage to the assets of the Companies shall be upon Seller at all times prior to the Closing Date. In the event of loss or damage, Seller shall promptly notify Buyer thereof (the "Seller's Risk of Loss Notice") and if the lost or damaged assets of the Companies are capable of being replaced or repaired for an aggregate amount less than $100,000, then Seller shall at its sole cost and expense, replace or repair such assets of the Companies prior to the Closing Date or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such assets of the Companies, as mutually agreed in good faith by Buyer and Seller. Notwithstanding the foregoing, if the amount required to replace or repair such Station Assets exceeds $100,000, Seller may elect not to replace or repair such assets of the Companies (which election must be set forth in the Seller Risk of Loss Notice), provided, however, that in such event Buyer, at its option, may elect, within 30 days after its receipt of the Seller's Risk of Loss Notice, to terminate this Agreement without either party being subject to a claim by the other for liquidated damages or any other claims/or damages, or waive any default or breach with respect to the loss or damage and receive a $100,000 credit at Closing. Either party may extend the Closing Date by up to 30 days in order to allow Seller and the Companies to complete the repair or replacement.

          (b) Each of the Companies shall use its commercially reasonable efforts to avoid the Station being off the air for three or more consecutive days or five or more days in any 30 day period. The Companies shall give prompt written notice to Buyer if either of the following (a "Specified Event") shall occur: (i) the regular broadcast transmissions of the Station in the normal and usual manner are interrupted or discontinued for more than (30) minutes; or (ii) the Station is operated at less than its licensed antenna height above average terrain or at less than ninety percent (90 %) of its licensed effective radiated power. If any Specified Event persists for more than seventy-two (72) consecutive hours, or five or more days, whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (i) terminate this Agreement by written notice given to Seller and the Companies not more than ten (10) days after the expiration of such thirty (30) day period (without either party being subject to a claim by the other for liquidated damages or any other claims for damages); or (ii) proceed in the manner set forth in Section 13.1 (a) above. In the event of the termination of this Agreement by Buyer pursuant to this Section 13.1, the parties shall be released and discharged from any further obligation hereunder (without being subject to a claim by Seller or the Companies for liquidated damages or any other claims for damages). With respect to Acts of God which may adversely affect Station operations, Seller shall use its commercially reasonable efforts to reinstate Station operations within 30 days and shall have the Station operating at not less than seventy percent (70%) of maximum authorized effective radiated power by the Closing Date.

          (c) Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section 13.1, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller, Buyer and the Companies who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer.


                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS
                            ------------------------

     14.1 Survival of Representation and Warranties. Except as to representations and warranties contained in Section 3.1.1 which shall survive the Closing indefinitely and Sections 3.1.14, 3.1.15 and 3.1.18 which shall survive the Closing for a period of two years after the Closing Date (the "Excepted Representations"), all representations and warranties made by Seller, Buyer and the Companies in this Agreement, or pursuant hereto, shall survive the consummation of the transactions contemplated in this Agreement for a period of one year after the Closing Date, regardless of any investigation at any time made by or on behalf of Buyer or Seller, and shall not be deemed merged in any document or instrument executed or delivered at the Closing; provided, however, that in the event the Closing occurs on or prior to January 4, 1999, all representations and warranties surviving for one year after the Closing Date shall instead survive until December 31, 1999. Buyer's sole remedies for any breach of representation or warranty (other than Section 3.1.1) or pre-Closing breach of a covenant or agreement shall be those set forth in the Indemnification and Escrow Agreement.

     14.2 Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (a) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof,
(d) "or" is disjunctive but not necessarily exclusive, and (e) words in the singular include the plural and vice versa, and (f) except with respect to Sections 3.1.15 and 7.7, the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

     14.3 Further Assurances. At and after the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

     14.4 Financial Statements. At all times after the date hereof, Seller and the Companies shall, and shall cause their representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and their independent auditors to prepare such audited and interim unaudited financial statements of the Companies as Buyer may reasonably determine are necessary in connection with any filing required to be made by it or any of its Affiliates under the Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act. Seller and the Companies shall execute and deliver to Buyer's independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Companies for the periods for which such financial statements are required under the Exchange Act or the Securities Act. Seller and the Companies shall cause their independent public accountants to make available to Buyer and its representatives all of their work papers related to the financial statements or Tax Returns of Seller (to the extent they relate to the Station) and the Companies and to provide Buyer's independent public accountants with full access to those personnel who previously have been involved in the audit or review of Seller's and the Companies' financial statements or Tax Returns. Any reasonable out-of-pocket costs incurred by Seller in connection with Seller's obligations under this Section 14.4 shall be promptly reimbursed by Buyer upon Buyer's receipt of reasonably detailed information regarding such costs.

     14.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing Buyer from any of its obligations or liabilities hereunder (a) nothing in this Agreement shall at Buyer's ability to sell or transfer any or all of its respective assets (whether by sale of stock or assets, or by merger, consolidation or otherwise) without the consent of Seller or the Companies, (b) nothing in this Agreement shall limit Buyer's ability to assign the Shares (including the right to acquire the Shares at the Closing) to any Affiliate of Buyer without the consent of Seller or the Companies, and (c) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller or the Companies. Seller and the Companies shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Seller and the Companies that any such collateral assignment has been foreclosed upon, Seller and the Companies shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's successors and assigns.

     14.6 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     14.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     14.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

     14.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received when electronically confirmed if sent by facsimile; on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses (or at such other address which party shall specify to the other party in accordance herewith):

                  (a)    In the case of Seller, to:

                         ML Media Partners L.P.
                         350 Park Avenue
                         New York, New York 10022
                         Attention:  Elizabeth McNey-Yates
                         Telecopy:  (212) 980-8374

                         with a copy to:

                         Proskauer Rose, LLP
                         1585 Broadway, 22nd Floor
                         New York, New York 10036-8299
                         Attention:  Lawrence H. Budish
                         Telecopy:  (212) 969-2900


                  (b)    In the case of Buyer:

                         Chancellor Media Corporation of Los Angeles
                         433 East Las Colinas Boulevard
                         Suite 1130
                         Irving, Texas 75039
                         Attention:  Jeffrey A. Marcus
                         Telecopy:  (972) 879-3671

                         With copies to:

                         Chancellor Media Corporation of Los Angeles
                         433 East Las Colinas Boulevard
                         Suite 1130
                         Irving, Texas 75039
                         Attention:  Eric C. Neuman
                         Telecopy:  (972) 879-3671

                         and

                         Weil, Gotshal & Manges LLP
                         100 Crescent Court
                         Suite 1300
                         Dallas, Texas 75201
                         Attention:  Michael A. Saslaw
                         Telecopy:  (214) 746-7777

     14.10 Schedules. The schedules and exhibits attached to this Agreement and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

     14.11 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

     14.12 Severability. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

     14.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

     14.14 No Third-Party Rights. Nothing in this Agreement, express or implied, shall be construed to confer upon any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable rights, remedies, claims obligations or liabilities under or by reason of this Agreement (other than as provided for in the Indemnification and Escrow Agreement).

     14.15 Arbitration. All disputes which cannot be resolved by agreement of the parties shall be arbitrated in Washington, D.C. in accordance with the rules of the American Arbitration Association before a single arbitrator who shall be jointly selected by Seller and Buyer, or if Seller and Buyer cannot agree on the selection of such arbitrator, such arbitrator shall be selected by the head of the Washington, D.C. Office of the American Arbitration Association. The costs of such arbitrator shall be paid by Seller and Buyer in such proportion as the arbitrator deems equitable based on the relative merits of the positions of the parties.

            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the first above written.

                                      SELLER:

                                      MEL MEDIA PARTNERS, L.P.

                                      By: Media Management Partners,
                                          its general partner

                                          By: RP Media Management,
                                              its general partner

                                              By: IMP Media Management, Inc.

                                                  By: /s/ Elizabeth McNey-Yates
                                                      -------------------------
                                                          Elizabeth McNey-Yates
                                                          Vice President


                                      THE COMPANIES:

                                      WINCOM BROADCASTING CORP.

                                      By:  /s/ Elizabeth McNey-Yates
                                           -------------------------
                                           Name:
                                                  ------------------
                                           Title:
                                                  ------------------


                                      WIN COMMUNICATIONS, INC.

                                      By:  /s/ Elizabeth McNey-Yates
                                           -------------------------
                                           Name:
                                                  ------------------
                                           Title:
                                                  ------------------


                                      BUYER:

                                      CHANCELLOR MEDIA CORPORATION OF
                                      LOS ANGELES


                                      By:  /s/ Eric C. Neuman
                                           ------------------
                                               Eric C. Neuman
                                               Senior Vice President

WQAL-FM, CLEVELAND, OHIO
STOCK PURCHASE AGREEMENT SCHEDULES

SCHEDULE 3.1.18  ERISA


ITEM NO.  DESCRIPTION                           Policy Manual Section
                                                Reference (Manual Attached)

1.        Benefits Available to Employees:      Section 111
          Medical Insurance Upon Termination
          Medical Insurance
          Workers Compensation
2.        Cobra                                 Section 112
3.        Holidays/Compensation                 Sections 113, 114, 115
          Personal Days/Vacation
4.        Absences                              Section 116
5.        Short Term Sick Pay Policy            Section 116

ITEM NO.  DESCRIPTION                           Policy Manual Section
                                                Reference (Manual Attached)

6.        Disability Leave of Absence           Section 118
7.        Severance                             See attached summary
8.        Vacation                              See attached summary
9.        401-K Savings Plan                    Booklet included
10.       Anthem Blue Cross/Blue Shield         80/20% Split
11.       Sales Commission                      See Schedule 3.1.16 and
                                                attached summary
12.       Bonus                                 See Schedule 3.1.16 and
                                                attached summary
13.       Other Fringe Benefits                 See attached summary
14.       Long Term Disability

ITEM NO.  DESCRIPTION                           Policy Manual Section
                                                Reference (Manual Attached)
15.       Dental
16.       Life Insurance
17.       Section 125 Cafeteria Plan            See attached summary
18.       HIPPA

                                 Schedule 3.1.8
                                 --------------
                                   Compliance

                                      ERISA

The Company has not filed Forms 5500 in connection with its Section 125 Fringe Benefit Plan under the Company's health and welfare plans for several years. The Company shall file all such forms before the Closing.

The Company has not treated its severance policy (policy 133) (a copy of which is attached) as an ERISA plan and, therefore, has not filed Forms 5500 with the U.S. Department of Labor or satisfied any other requirements of ERISA that may be applicable. In connection with the transaction, the Company has adopted a new severance policy described in item 1 of Schedule 3.1.18.

It is unclear whether Fairfield Communications, Inc. ("Fairfield") was part of an "affiliated service group" ("ASG") as defined under Section 414(m)(5) of the Internal Revenue Code of 1986, as amended. In the event that Fairfield was not part of an ASG with the Company, certain Employee Benefit Plans (in particular, the 401(k) plan), may have been "multiple employer plans" and the Company may not have complied with certain reporting requirements.